UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-0979187

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11500 South Eastern Avenue, Suite 240 Henderson, Nevada	89052

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	The NASDAQ Global Select

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This Amendment No. 1 to the Registration Statement on Form 8-A/A is filed by Spectrum Pharmaceuticals, Inc. (the “Company”) to reflect the expiration of the Company’s Series B Junior Participating Preferred Stock, par value $0.001 per share, purchase rights (the “Rights”), registered on the Form 8-A filed by the Company on December 13, 2010.

Item 1.        Description of Registrant’s Securities to be Registered.

On March 27, 2018, the Company entered into a Second Amendment to Rights Agreement (the “Amendment”), by and between the Company and Computershare Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”), which amended the Rights Agreement, dated December 13, 2010, by and between the Company and the Rights Agent (as amended to date, the “Rights Agreement”).

The Amendment accelerated the expiration of the Rights from 5:00 p.m., Canton, Massachusetts time, on December 13, 2020 to 5:00 p.m., Canton, Massachusetts time, on March 30, 2018, and therefore had the effect of terminating the Rights Agreement on that date. Upon termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock, par value $0.001 per share, pursuant to the Rights Agreement expired.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is included as Exhibit 4.3 hereto and incorporated herein by reference.
Item 2.         Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of Spectrum Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-28782) filed with the SEC on December 13, 2010).

4.1
Rights Agreement dated as of December 13, 2010, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-28782) filed with the SEC on December 13, 2010).

4.2
First Amendment to Rights Agreement, dated October 13, 2017, by and between Spectrum Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35006) filed with the SEC on October 13, 2017).

4.3
Second Amendment to Rights Agreement, dated March 27, 2018, by and between Spectrum Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-35006) filed with the SEC on March 29, 2018).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

Date: March 30, 2018	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of Spectrum Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-28782) filed with the SEC on December 13, 2010).

4.1
Rights Agreement dated as of December 13, 2010, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-28782) filed with the SEC on December 13, 2010).

4.2
First Amendment to Rights Agreement, dated October 13, 2017, by and between Spectrum Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-35006) filed with the SEC on October 13, 2017).

4.3
Second Amendment to Rights Agreement, dated March 27, 2018, by and between Spectrum Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-35006) filed with the SEC on March 29, 2018).